Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

PEREGRINE SYSTEMS, INC.,

HEWLETT-PACKARD COMPANY

AND

LAKE MERGER CORPORATION

DATED AS OF SEPTEMBER 19, 2005

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Section 3.18	Labor Matters
Section 3.19	Real Property
Section 3.20	Assets; Personal Property
Section 3.21	Intellectual Property
Section 3.22	Insurance
Section 3.23	Related Party Transactions
Section 3.24	Vote Required
Section 3.25	Brokers
Section 3.26	Opinion of Financial Advisor
Section 3.27	Consent Agreement Compliance

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1	Organization
Section 4.2	Authorization
Section 4.3	Non-contravention; Required Consents
Section 4.4	Information Supplied
Section 4.5	Litigation
Section 4.6	Ownership of Company Capital Stock

ARTICLE V COVENANTS

Section 5.1	Conduct of Business by the Company
Section 5.2	Company Stockholders Meeting; Proxy Statement
Section 5.3	No Solicitation
Section 5.4	Access to Information
Section 5.5	Governmental Filings
Section 5.6	Approvals and Consents
Section 5.7	Employee Benefits
Section 5.8	Public Announcements
Section 5.9	Indemnification; Insurance
Section 5.10	Tax Election
Section 5.11	Obligations of Merger Sub; Voting of Company Common Stock
Section 5.12	Reasonable Efforts
Section 5.13	Internal Control Over Financial Reporting
Section 5.14	Notification of Certain Matters

ARTICLE VI CONDITIONS TO THE MERGER

Section 6.1	Conditions to Each Party’s Obligations to Effect the Merger
Section 6.2	Conditions to the Obligation of the Company
Section 6.3	Conditions to the Obligations of Parent and Merger Sub

ARTICLE VII TERMINATION

Section 7.1	Termination

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Section 7.2	Effect of Termination

ARTICLE VIII MISCELLANEOUS

Section 8.1	Nonsurvival of Representations and Warranties
Section 8.2	Notices
Section 8.3	Expenses
Section 8.4	Disclosure Generally
Section 8.5	Personal Liability
Section 8.6	Amendment
Section 8.7	Extension; Waiver
Section 8.8	Binding Effect; Assignment
Section 8.9	Governing Law
Section 8.10	Jurisdiction
Section 8.11	Specific Performance
Section 8.12	Severability
Section 8.13	Descriptive Headings
Section 8.14	Counterparts
Section 8.15	Entire Agreement

Exhibit A	Certificate of Incorporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 19, 2005, is by and among Peregrine Systems, Inc., a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and Lake Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved, upon the terms and subject to the conditions of this Agreement, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company and Merger Sub have determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders and have approved this Agreement, the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Usage.  Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) all references to “dollars” or “$” refer to currency of the United States of America; (vi) the term “or” is not exclusive; (vii) ”ordinary course of business” and “ordinary course of business consistent with past practice”, mean, with respect to the Company and its Subsidiaries, the ordinary course of business in manner consistent with the practices of the Company and its Subsidiaries since August 18, 2003; and (viii) ”include,” “including” and their derivatives mean “including without limitation.”

Section 1.2             Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer, or any indication of interest in making a proposal or offer, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 25% or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single step or multi-step transaction or series of related transactions, with respect to either the Company or any of such Subsidiaries.

“Adjusted Stock Option” has the meaning ascribed to such term in Section 2.11(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the preamble hereof.

“Alternative Transaction” has the meaning ascribed to such term in Section 7.2(b).

“Assets” has the meaning ascribed to such term in Section 3.20.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2005.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Stock Option” has the meaning ascribed to such term in Section 2.11(a).

“Certificate of Merger” has the meaning ascribed to such term in Section 2.2.

“Certificates” has the meaning ascribed to such term in Section 2.10(b).

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any agreement or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes.

“Company” has the meaning ascribed to such term in the preamble hereof.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Company IP” means all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

“Company IP Agreements” has the meaning ascribed to such term in Section 3.21(d).

“Company Material Adverse Effect” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes, had or has or, with the passage of time, would be reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the Merger prior to the Outside Date or (b) the financial condition, business, assets (including Company IP) or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of clause (b), (i) the effects, after the date hereof, of changes that are generally applicable to the enterprise software industry, (ii) the effects, after the date hereof, of changes in general economic or market conditions, (iii) the effect, after the date hereof, of any change arising as a result of any natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof (in the case of each of clauses (i), (ii) and (iii), other than any change that had or has or with the passage of time, would be reasonably likely to have a significantly disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole), (iv) the effect, after the date hereof, of any changes in applicable Laws or accounting rules, (v) changes in the market price of Company Common Stock, provided that nothing contained in this clause (v) shall preclude Parent from asserting a Company Material Adverse Effect as a result of any circumstance, development, event, condition, effect or change of the type covered by clauses (a) or (b) of this definition, or (vi) the effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

“Company Products” has the meaning ascribed to such term in Section 3.21(a).

“Company Securities” has the meaning ascribed to such term in Section 3.4(c).

“Company Source Code” has the meaning ascribed to such term in Section 3.21(n).

“Company Stockholders Meeting” has the meaning ascribed to such term in Section 5.2(a).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.4(c).

“Consent” has the meaning ascribed to such term in Section 3.5(b).

“Contract” means any agreement, contract, lease, instrument, note, option, warranty, binding purchase order, license, sublicense or legally binding commitment of any nature, whether written or oral.

“Copyrights” means copyrights and extensions or renewals thereof.

“Current Option” has the meaning ascribed to such term in Section 2.11(a).

“Current Performance Unit” has the meaning ascribed to such term in Section 2.11(b).

“Current Policy Coverage” has the meaning ascribed to such term in Section 5.9(b).

“Current Restricted Share” has the meaning ascribed to such term in Section 2.11(c).

“Derivative Work” has the meaning set forth in 17 U.S.C. Section 101.

“DGCL” means the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

“Dissenting Shares” has the meaning ascribed to such term in Section 2.12.

“Effective Time” has the meaning ascribed to such term in Section 2.2.

“Employee Plans” has the meaning ascribed to such term in Section 3.17(a).

“Environmental Law” means any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Compensation Plans” means the Company’s 2003 Equity Incentive Plan, each individual agreement evidencing the grant of Stock Options, Restricted Shares or

Performance Units under the 2003 Equity Incentive Plan, and each individual agreement providing for the grant, other than under the 2003 Equity Incentive Plan, of Stock Options, Restricted Shares or Performance Units with respect to the Shares that is listed on the Company Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.17(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Employees” has the meaning ascribed to such term in Section 3.17(k)

“Funded International Employee Plan” has the meaning ascribed to such term in Section 3.17(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentives” has the meaning ascribed to such term in Section 3.15(p).

“Indemnified Persons” has the meaning ascribed to such term in Section 5.9(a).

“Intellectual Property” means all Copyrights, Patents, Trademarks, domain name registrations, Trade Secrets, and any applications and registrations therefor.

“International Employee Plans” has the meaning ascribed to such term in Section 3.17(a).

“knowledge of the Company” means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Senior Vice President – Product Delivery, Assistant Vice President of Tax and Senior Vice President – Human Resources.

“Laws” means any laws, statutes, ordinances, regulations, rules and orders of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to such term in Section 3.19(b).

“Leases” has the meaning ascribed to such term in Section 3.19(b).

“Legal Proceeding” means any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

“Letter of Transmittal” has the meaning ascribed to such term in Section 2.10(b).

“Licensed Company IP” means all Company IP other than the Owned Company IP.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage, encumbrance or other adverse claim of any kind.

“Material Contract” has the meaning ascribed to such term in Section 3.11(a).

“Merger” has the meaning ascribed to such term in the recitals hereof.

“Merger Sub” has the meaning ascribed to such term in the preamble hereof.

“Option Consideration” has the meaning ascribed to such term in Section 2.11(a).

“Option Exchange Ratio” means a fraction, the numerator of which is the Per Common Share Amount and the denominator of which is the average closing sales price of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the ten trading days immediately preceding the date of the Effective Time.

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b).

“Owned Company IP” means that portion of the Company IP that is owned by the Company and its Subsidiaries.  For the avoidance of doubt, Company IP with respect to which the Company holds any security interest or exclusive license shall not be deemed to be part of the Owned Company IP.

“Parent” has the meaning ascribed to such term in the preamble hereof.

“Parent Common Stock” has the meaning ascribed to such term in Section 2.11(a).

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date.

“Parent Plans” has the meaning ascribed to such term in Section 5.7(a).

“Patents” means patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof.

“Paying Agent” has the meaning ascribed to such term in Section 2.10(a).

“Payment Fund” has the meaning ascribed to such term in Section 2.10(a).

“Per Common Share Amount” has the meaning ascribed to such term in Section 2.9(a).

“Performance Units” means all performance units in respect of the Shares granted to any employee or director of the Company or any of its Subsidiaries under any Equity Compensation Plan.

“Permits” has the meaning ascribed to such term in Section 3.13.

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the payment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and (d) such other imperfections of title, charges, easements, restrictions and encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Company’s or its Subsidiaries’ properties or otherwise materially impair the Company’s or its Subsidiaries’ business operations.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint-stock company, Governmental Entity or other entity.

“Proxy Statement” has the meaning ascribed to such term in Section 3.8.

“Restricted Shares” means all Shares of restricted stock and any restricted stock units granted under any employee stock option or compensation plan, agreement or arrangement of the Company, including under any Equity Compensation Plan.

“Retention Bonus Plan” means the Company retention bonus plan as effective on February 22, 2005.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.6.

“Section 203 Approvals” has the meaning ascribed to such term in Section 5.3(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of the Company Common Stock.

“Stock Options” means all options to purchase Shares under any of the Equity Compensation Plans.

“Stockholder Approval” has the meaning ascribed to such term in Section 3.24.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

“Subsidiary Securities” has the meaning ascribed to such term in Section 3.2(c).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal for at least a majority of the outstanding equity securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries and (a) on terms which the board of directors of the Company determines in good faith, after taking into account, among other things, all the terms and conditions of the Acquisition Proposal and the advice of the Company’s independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders in their capacity as such than those provided hereunder (and any proposal by Parent to amend the terms of this Agreement), (b) for which financing, to the extent required, is then committed to the Third Party making such Acquisition Proposal and (c) which, in the good faith reasonable judgment of the board of directors of the Company, after consultation with the Company’s outside counsel and independent financial advisor, is reasonably likely to be consummated within a reasonable period of time.

“Surviving Corporation” has the meaning ascribed to such term in the recitals hereof.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, disability, excise, severance, stamp, property, alternative or add-on minimum, capital stock, estimated, registration, social security (or similar) and value added taxes, customs, duties, fees, assessments and charges of any kind whatsoever and (b) all interest, penalties, fines, additions to tax or additional amounts imposed on or with respect to any amount described in clause (a).

“Terminating Plan” has the meaning ascribed to such term in Section 5.7(d).

“Termination Fee” has the meaning ascribed to such term in Section 7.2(b).

“Third Party” means any Person or group other than Parent, Merger Sub and their Affiliates.

“Trade Secrets” means all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person.

“Trademarks” means all trademarks, trade dress, service marks, certification marks, logos and trade names.

“Treasury Shares” means the Shares held by the Company as treasury stock.

ARTICLE II

THE MERGER

Section 2.1             The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2             Effective Time.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL.  The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (the “Effective Time”).

Section 2.3             Closing of the Merger.  Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third Business Day following the day on which the last of the conditions set forth in Article VI is satisfied or waived (other than delivery of items to be delivered at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4             Effects of the Merger.  The Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.5             Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Company shall be amended to read as set forth in Exhibit A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such certificate of incorporation.  The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.6             Board of Directors of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successor have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7             Officers of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successor have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.8             Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.9             Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

(a)           Company Common Stock. Each Share (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $26.08 (the “Per Common Share Amount”) in cash and without interest thereon (subject to any applicable withholding tax), upon surrender of the corresponding Certificate in accordance with Section 2.10.

(b)           Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c)           Cancellation of Treasury Shares and Parent and Merger Sub-Owned Stock.  Each Treasury Share and each Share held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d)           Cancellation and Retirement of Shares.  As of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(a), the right to receive the Per Common Share Amount upon surrender of such certificate in accordance with Section 2.10.

Section 2.10           Surrender of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 2.9, and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this Article II, cash in an amount sufficient to make payments of the Per Common Share Amount upon surrender of Certificates (such cash consideration being deposited hereinafter referred to as the “Payment Fund”).  The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article II and the Payment Fund shall not be used for any other purpose.  All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

(b)           Exchange Procedures for Company Common Stock.  As soon as reasonably practicable after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates (collectively, the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, Treasury Shares and Dissenting Shares) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount.  Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate.  Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and the Shares formerly represented by such Certificate so surrendered shall forthwith be canceled.  The right of any stockholder to receive the Per Common Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.14.  No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c)           No Further Ownership Rights in Capital Stock.  Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10.  All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates.  After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

(d)           Unregistered Transfer of Capital Stock.  If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(e)           Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Article II.

(f)            Investment of Payment Fund.  The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid as directed by Parent.  To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

(g)           Termination of Payment Fund.  Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Stock one year after the Effective Time shall be delivered to Parent upon demand.  Any such holders who have not complied with this Article II prior to that time shall thereafter look only to Parent, and Parent shall thereafter be liable, for payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Laws).  Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Persons previously entitled thereto.

(h)           No Liability.  None of Parent, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.11           Stock Options.

(a)           Stock Options.

(i)            Each Stock Option that is outstanding immediately prior to the Effective Time (each, a “Current Option”), other than the Cancelled Stock Options shall be converted as of the Effective Time into an option to acquire, on substantially similar terms and conditions applicable to such Current Option immediately prior to the Effective Time (except for the adjustments provided herein), the number of shares of common stock, rounded to the nearest whole share, par value $0.01 per share, of Parent (the “Parent Common Stock”), that is equal to the product, rounded to the nearest whole share, of (i) the number of Shares subject to such Current Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient, rounded down to the nearest whole cent, of (x) the exercise price per Share applicable under such Current Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio (each Current Option, as so adjusted, an “Adjusted Stock Option”); provided, however, that the foregoing adjustments shall comply with Section 424(a) of the Code.

(ii)           At or immediately prior to the Effective Time, each Current Option that (x) is vested (after giving effect to any acceleration of vesting due to consummation of the Merger provided for under the terms of the applicable Equity Compensation Plan or employment agreement as in effect on the date hereof or as modified to reflect the proposed changes set forth in Section 5.1(g) of the Company Disclosure Schedule) or (y) is subject to the laws of a non-U.S. jurisdiction and/or held by an employee of the Company or any of its Subsidiaries located in a non-U.S. jurisdiction and which Parent determines may not be converted into an Adjusted Stock Option under Section 2.11(a) (1) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required consents or approvals after making reasonable commercial efforts) or (2) under the generally applicable policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction (each such Current Option, a “Cancelled Stock Option”) shall be cancelled and in lieu thereof, the holder of each such Cancelled Stock Option will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any of the Per Common Share Amount over the exercise price per Share under such Cancelled Stock Option multiplied by (ii) the number of Shares subject to such Cancelled Stock Option immediately prior to the Effective Time, without interest (the “Option Consideration”), reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law.

(b)           Performance Units.  As of the Effective Time, each Performance Unit that is outstanding immediately prior to the Effective Time (each, a “Current Performance Unit”) that, pursuant to the terms thereof described in Section 5.1(g) of the Company Disclosure Schedule, is or becomes vested in connection with the satisfaction of applicable performance thresholds and is granted upon consummation of the Merger shall be cancelled in exchange for the right to receive an amount in cash, without interest, equal to the Per Share Common Amount, reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law.  All Current Performance Units that are not vested or granted in accordance with the preceding sentence shall automatically be cancelled at the Effective Time for no consideration.

(c)           Restricted Shares.  As of the Effective Time, each Restricted Share that is outstanding immediately prior to the Effective Time (each, a “Current Restricted Share”) shall be cancelled and converted into the right to receive, at the Effective Time, the Per Common Share Amount, without interest, reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law.

(d)           Amendment and Administration of Equity Arrangements.  As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, the Company (and its board of directors) shall take all requisite actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.11, including, without limitation, amending each of the Equity Compensation Plans (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the adjustment of the Current Options pursuant to Section 2.11(a)(i) and the cancellation of the Cancelled Stock Options, Current Performance Units and Current Restricted Shares pursuant to clauses (a)(ii), (b) and (c)

of this Section 2.11 and (ii) to preclude any discretionary, automatic or formulaic grant of any Stock Options, Restricted Shares, Performance Units or other equity-based awards thereunder on or after the date hereto except as permitted pursuant to Section 5.1(b) hereof.

(e)           Withholding Taxes.  In accordance with this Section 2.11, the Surviving Corporation will promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.11 for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of the applicable Cancelled Stock Options, Restricted Shares and/or Performance Units.

(f)            Actions by Parent.  As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, Parent (and its board of directors) shall take all requisite actions and/or adopt such resolutions necessary to authorize Parent to, convert all of the Current Options, other than the Cancelled Options, in accordance with Section 2.11(a).  As soon as practicable after the Effective Time, Parent shall make available to the holders of Adjusted Stock Options appropriate documents setting forth such holders’ rights pursuant to the applicable equity compensation plan and the Adjusted Stock Options shall continue in effect on substantially the same terms and conditions (subject to changes in accordance with this Section 2.11 and after giving effect to the Merger).

(g)           Reservation of Parent Common Stock.  At the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Stock Options assumed in accordance with this Section 2.11.  To the extent necessary, as soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Adjusted Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Stock Options remain outstanding.

Section 2.12           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Common Share Amount but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the DGCL, each such Share held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount in accordance with Section 2.9(a), and such Share shall no longer be a Dissenting Share.  The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 2.13           Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.14           Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger any amounts as are required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Stock Options in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1             Organization and Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States).  Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the boards of directors of the Company and each committee of the board of directors of the Company other than the Special Committee held since August 7, 2003.  Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2             Subsidiaries.

(a)           Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company.  Except for the Subsidiaries the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b)           All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c)           There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company.  There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.3             Authorization.  The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, other than in the case of the consummation of the Merger to obtaining the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 3.4             Capitalization.

(a)           The authorized capital stock of the Company consists of (i) One Hundred Million (100,000,000) Shares and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share.  As of September 16, 2005: (A) 15,074,981 Shares were issued and outstanding, (B) no shares of preferred stock were issued and outstanding and (C) there were no Treasury Shares.  All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights.  Since September 16, 2005, the Company has not issued any Shares other than pursuant to the exercise of Stock Options granted under an Equity Compensation Plan.

(b)           The Company has reserved 3,140,083 Shares for issuance under the Equity Compensation Plans, of which 223,083 Shares have been reserved for issuance pursuant to Equity Compensation Plans other than the Company’s 2003 Equity Compensation Plan.  As of August 31, 2005, with respect to the Equity Compensation Plans, there were outstanding Stock Options with respect to 2,433,840 Shares, 484,000 Restricted Shares and the outstanding Performance Units described on Section 3.4(b) of the Company Disclosure Schedule and, since such date, other than the grant of Stock Options with respect to 1,000 Shares, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.1(b), Restricted Shares, Performance Units or other rights or awards under any of the Equity Compensation Plans.

(c)           Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares.  There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)           Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.5             Non-contravention; Required Consents.

(a)           The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6             SEC Reports.  The Company has filed all forms, reports and documents with the SEC that have from and after August 7, 2003 been required to be filed by it (such forms, reports and documents, together with the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003, the “SEC Reports”).  Each SEC Report complied, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report.  True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC.  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports.  Neither the Company nor, to the knowledge of the Company, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.7             Financial Statements.

(a)           The consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) except, in the case of unaudited interim financial statements, as may be permitted by the Exchange Act, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, provided that the unaudited interim financial statements may not contain footnotes and are subject to normal year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.

(b)           The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(c)           The Company and its Subsidiaries have completed internal testing with respect to the effectiveness of the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act).  The Company has delivered or made available to Parent a draft of an amendment to the disclosure set forth in Section 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, reflecting management’s assessment of its internal controls over financial reporting, which draft disclosure was complete and accurate as of the date hereof.

(d)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including without limitation any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e)           Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has, on or after August 7, 2003, engaged in questionable accounting or auditing practices.  Since August 7, 2003, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or executive officer of the Company.

(f)            To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries on or after August 7, 2003.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8             Proxy Statement.  The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the solicitation of proxies from stockholders at the Company Stockholders Meeting and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act.  At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Merger

Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9             No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound and (e) other Liabilities the existence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10           Absence of Certain Changes.  Since March 31, 2005, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been:

(a)           any Company Material Adverse Effect;

(b)           other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c)           any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(d)           any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e)           any amendment of the Company’s certificate of incorporation or bylaws;

(f)            any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g)           (A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (B) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (C) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (D) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); or

(h)           any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

Section 3.11           Material Contracts.

(a)           For purposes of this Agreement, a “Material Contract” shall mean:

(i)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii)           any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the board of directors of the Company providing for an annual base compensation in excess of $200,000;

(iii)          any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)          any agreement of indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations or any agreement of indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of software license agreements as provided or made available to Parent;

(v)           any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in each case, other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(vi)          any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vii)         any dealer, distributor, joint marketing or development agreement, under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $200,000 per year, to jointly market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(viii)        any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party, other than any customer Contract entered into in the ordinary course of business consistent with past practice and substantially on the Company’s standard terms and conditions providing for placement of such source code into escrow solely for the purpose of permitting the customer or its agents to use such source code in support of internal use of the Company Product;

(ix)           any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation, (B) containing any service obligation or cost on the part of the Company or any of its Subsidiaries in excess of $200,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 90 days notice without material liability or financial obligation to the Company or its Subsidiaries, or (C) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve months, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than twelve months’ notice without material liability or financial obligation to the Company or its Subsidiaries;

(x)            any Contract authorizing another Person to provide support or maintenance to customers of the Company Products on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance;

(xi)           any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xii)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business;

(xiii)         (A) any settlement agreement entered into within four years prior to the date of this Agreement relating primarily to Intellectual Property claims that has not been discharged in connection with the Company’s bankruptcy filing on September 22, 2002, and (B) any settlement agreement not relating to Intellectual Property entered into since August 7, 2003, in each case other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business, (II) settlement agreements for cash only (which has been paid) and does not exceed $300,000 as to such settlement, or (III) settlement agreements related to general unsecured claims (Class 8) asserted against the Company in connection with its bankruptcy filing;

(xiv)        any other agreement, contract or commitment that provides for payment obligations by the Company or any of its Subsidiaries of $200,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of 90 days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiii) above; and

(xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above.

(b)           Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract.

(c)           Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12           Compliance with Laws.  The Company and each of its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.  No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.8, (b) applicable Laws with respect to Taxes, which are covered in Section 3.15, (c) Environmental Laws, which are covered in Section 3.16 or (d) ERISA matters, which are covered in Section 3.17.

Section 3.13           Permits.  The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14           Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (a) involves an amount in controversy in excess of $200,000, (b) seeks material injunctive relief, (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (d) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15           Taxes.

(a)           All material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable Laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.

(b)           The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed.  The Company has made available to Parent and Merger Sub complete and accurate copies of the portions applicable to each of the Company and its Subsidiaries of all income, franchise, and foreign Tax Returns that have been requested by or on behalf of Parent, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 1999 through 2004.

(c)           There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(d)           As of the date of this Agreement, there are no Legal Proceedings now pending, or to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(e)           The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(f)            Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state or local Law.

(g)           Neither the Company nor any of its Subsidiaries have (i) ever been a party to a contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company), and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(h)           No written claim has been made during the past five years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.

(i)            Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k)           The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

(l)            The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

(m)          Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code since the Company’s bankruptcy reorganization in 2003, other than the ownership change arising from the transaction contemplated by this Agreement.

(n)           The transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes.

(o)           The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of each of all letter rulings, technical advice memoranda, and similar documents issued since 1999 by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries.  The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(p)           Section 3.15(p) of the Company Disclosure Schedule lists each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives.  The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(q)           None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(r)            Section 3.15(r) of the Company Disclosure Schedule lists each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes.  Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

(s)           The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable Laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(t)            During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 3.16           Environmental Matters.  Except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)           The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b)           Neither the Company nor any of its Subsidiaries has produced, processed, manufactured, generated, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c)           Neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d)           Neither the Company nor any of its Subsidiaries has received written notice of, is a party to or is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.  To the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Legal Proceeding by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

Section 3.17           Employee Benefit Plans.

(a)           Sections 3.17(a)(i) and (a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance (including, for the avoidance of doubt, details of any redundancy benefits which have been provided to former employees by the Company or any of its Subsidiaries since August 1, 2003 which exceeded the minimum benefits required by any applicable Law), termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”).  With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the Internal Revenue Service for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, if any (other than those referred to in Section 4(b)(4) of ERISA), or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (B) any document comparable to the determination letter reference under clause (ii) above issued by a Governmental Entity relating to the satisfaction of the requirements of Law necessary to obtain the most favorable tax treatment; and (vii) all amendments, modifications or supplements to any such document.  No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA) or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(b)           Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Entity.  To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan; and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(c)           No Employee Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under

Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.  All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under applicable Law, any applicable Collective Bargaining Agreement and the terms of such Plan.  To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, Collective Bargaining Agreement or any other applicable Law.  Except as required by Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(d)           There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans which would have a Company Material Adverse Effect.

(e)           None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f)            No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign Law.

(g)           Each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(h)           All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for in all material respects.

(i)            Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(j)            Since August 1, 2003, no deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(k)           All contracts of employment with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), director or consultant can be terminated by three months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Law or compensation for unfair dismissal applicable by virtue of Law).

(l)            No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount.  Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(m)          Except as required by Law, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

Section 3.18           Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to any labor or Collective Bargaining Agreement with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body.  To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees.  There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since August 7, 2003.

(b)           The Company and its Subsidiaries (i) have complied in all material respects with applicable Laws and Orders relating to the employment of labor (including, without limitation, wage and hour Laws, Laws prohibiting discrimination in employment and Laws relating to employee notification and consultation, terms and conditions of employment practices and health and safety at work of employees) and Collective Bargaining Agreements; and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing.  The Company and its Subsidiaries are not liable to any Governmental Entity or fund governed or maintained by or on behalf of any Governmental Entity for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the normal course of business and consistent with past practice).

Section 3.19           Real Property.

(a)           Owned Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Leased Real Property.  Section 3.19(b)(i) of the Company Disclosure Schedule sets forth a complete list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto.  The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto).  The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances.  Section 3.19(b)(ii) of the Company Disclosure Schedule sets forth a list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property.  The Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

Section 3.20           Assets; Personal Property.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Encumbrances and defects in title that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.21           Intellectual Property.

(a)           Sections 3.21(a)(i) and (a)(ii) of the Company Disclosure Schedule sets forth, respectively, (i) all products marketed by the Company or its Subsidiaries since August 7, 2003 and (ii) all products that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company expects or intends to make available commercially prior to twelve months after the date hereof (such products described in clauses (i) and (ii), the “Company Products”); provided that the Company makes no representation or warranty that all such Company Products will in fact be made commercially available within twelve months or ever or that there are no other products that may become available in that time.

(b)           Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) domain names registrations; (iii) all Patents; and (iv) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number.  Section 3.21(b) of the Company Disclosure Schedule identifies, with respect to domain names, the named owner, and the registrar or equivalent Person with whom that domain name is registered.  To the knowledge of the Company, none of the Owned Company IP is invalid or unenforceable, except to the extent that such invalidity or unenforceability would not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(c)           In each case in which the Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights, Patents, or domain name registrations currently included in the Owned Company IP from another Person as set forth in Section 3.21(c) of the Company Disclosure Schedule (i) with respect to Patents, registered Trademarks, or registered Copyrights, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws; and (ii) with respect to material domain names, the Company or any of its Subsidiaries has made or procured a transfer of the domain name in accordance with the procedure of the registrar, except in the case of either clause (i) or (ii) where the failure to do so will not give rise to a Company Material Adverse Effect.  For the avoidance of doubt, the foregoing representation relates only to Trademarks, Copyrights and domain names that were registered and to Patents that had issued at the time that the Company or any of its Subsidiaries acquired them.  Thus, for example, the foregoing does not apply to inventions that the Company or any of its Subsidiaries acquires for which it later applies for patents in its own name, or to copyrights or trademarks that the Company or any of its Subsidiaries initially registers in its own name.

(d)           Section 3.21(d) of the Company Disclosure Schedule sets forth all material agreements (other than any agreements that were terminated by the Company or its Subsidiaries more than six months before the date hereof, or that expired or were terminated by any party other than the Company or any of its Subsidiaries before the date hereof, or that were rejected by the Company in connection with the Company’s bankruptcy filing on September 22, 2002) (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than licenses and related services agreements for commercially available software that is used by the Company but not incorporated into any Company Products and that has not been substantially customized solely for use by Company, or (ii) under which the Company or any of its Subsidiaries has, after August 7, 2003, licensed to others the right to use or agreed to transfer to others any of the Company IP, other than customer licenses and other agreements entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company IP Agreements”).  Except as set forth in any of the Company IP Agreements, neither the Company nor any of its Subsidiaries has granted since August 7, 2003 nor, to the knowledge of the Company, before that date, any exclusive license under any Owned Company IP or any licenses to use any material Company Source Code (other than source code licenses granted in connection with source code escrows).  To the knowledge of the Company, no third parties to the Company IP Agreements are in material breach thereof, except where such breach would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements, except for disputes that will not, individually or in the aggregate, give rise to a Company Material Adverse Effect.  To the knowledge of the Company, all Company IP Agreements are binding and are in full force and effect, except where the failure of a Company IP Agreement to be binding and in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)           To the knowledge of the Company, the Owned Company IP, together with the Intellectual Property held or used under license by the Company and its Subsidiaries, is sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.  Without limiting the foregoing, to the knowledge of the Company, the Company or its Subsidiaries have the right to use all software development tools, library functions, or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support any material Company Product, or (ii) use to provide any material services provided by the Company and its Subsidiaries.

(f)            The Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) Permitted Encumbrances, (ii) encumbrances, restrictions or other obligations arising under any of the Company IP Agreements, and (iii) Liens that do not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)           The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person.  To the Company’s knowledge, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement does not and will not give rise to a Company Material Adverse Effect.  Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent.  The Company and its

Subsidiaries have enforced such policy, except where any failure to enforce will not give rise to a Company Material Adverse Effect.

(h)           To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property rights of any third party, except where such infringement did not and will not give rise to a Company Material Adverse Effect.  To the knowledge of the Company, no person or any of its products or services is infringing upon or otherwise violating in any material respect any Owned Company IP.

(i)            There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services of the Intellectual Property rights of such third party.  To the knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP, nor to the knowledge of the Company has any such claim been asserted since January 1, 2004.  The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any of their Intellectual Property, other than restrictions or impairments that would not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(j)            The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect or (iv) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property, except where the foregoing (in clause (iv)) would not have a material adverse effect on Parent’s Software Global Business Unit.

(k)           To the knowledge of the Company, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products and that will give rise to a Company Material Adverse Effect whether or not Company uses all commercially reasonable efforts to correct such errors.  Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to try to prevent viruses and other disabling codes from entering Company Products as described in Section 3.21(k) of the Company Disclosure Schedule.  For the avoidance of doubt, any unauthorized access caused in whole or in part, by the operating systems, hardware or software of third parties, shall not be deemed to be caused by the Company Products.

(l)            To the Company’s knowledge, Section 3.21(l) of the Company Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into a Company Product.

(m)          To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data, and that will give rise to a Company Material Adverse Effect.  The Company and its Subsidiaries have in place the disaster recovery plans and procedures described on Section 3.21(m) of the Company Disclosure Schedule.

(n)           To the knowledge of the Company, none of the material Company Source Code for the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement.  To the knowledge of the Company, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code, other than conditions that relate to the solvency or financial condition of the Company or any of its Subsidiaries or that relate to the involvement of the Company or its Subsidiaries in any bankruptcy, assignment for the benefit of creditors, or other activity or proceeding under state or federal law relating to insolvency or the protection of creditors.  The consummation of the Merger will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code.  “Company Source Code” means source code in which the copyrights and other Intellectual Property are part of the Owned Company IP.

(o)           The Company’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary and any applicable Law, except where the failure to abide by any such policy or Law will not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

Section 3.22           Insurance.  The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, fire, workers’ compensation, products liability, and other casualty and liability insurance, that the Company believes is adequate for the operation of its business.  All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.23           Related Party Transactions.  Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its

Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section 3.24           Vote Required.  Assuming that the representations of Parent and Merger Sub contained in Section 4.6 are correct, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and approve the Merger.  Assuming that the representations of Parent and Merger Sub contained in Section 4.6 are correct, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.25           Brokers.  Except for Credit Suisse First Boston LLC and Goldman, Sachs & Co. (true and correct copies of whose engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.26           Opinion of Financial Advisors.  The Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of this Agreement, the Per Common Share Amount is fair to the holders of Company Common Stock (other than Parent and Merger Sub) from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27           Consent Agreement Compliance.  The Company has not received any written notice, and does not otherwise have knowledge, that any Governmental Entity intends to seek any sanctions or penalty with respect to the Company’s compliance with the Supplemental Consent and Undertaking of the Company (Case No. 03cv1276) entered in July 2003 by the United States District Court for the Southern District of California.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1             Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.  Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2             Authorization.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3             Non-contravention; Required Consents.

(a)           The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound or (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Order or Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)           No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4             Information Supplied.  None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5             Litigation.  There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Neither Parent nor Merger Sub is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6             Ownership of Company Capital Stock.  Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

ARTICLE V

COVENANTS

Section 5.1             Conduct of Business by the Company.  Except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its and its Subsidiaries’ current officers and employees, preserve its and its Subsidiaries’ relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it and its Subsidiaries and maintain in full force and effect all material Company IP.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Parent (which consent, with respect to Sections 5.1(g), 5.1(j), 5.1(k), 5.1(m), 5.1(n), 5.1(o), 5.1(p), 5.1(q) and, to the extent relating to the execution of this Agreement or the transactions contemplated hereby, 5.1(r), shall not be unreasonably delayed or withheld):

(a)           propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(b)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or Subsidiary Securities, except for (i) the issuance and sale of Shares pursuant to options outstanding prior to the date hereof and (ii) grants to newly hired employees of Stock Options issued in the ordinary course of business consistent with past practice, with a per Share exercise price no less than the then-current market price of a Share and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated by this Agreement, so long as (A) the aggregate number of Shares subject to such additional Stock Options does not exceed the sum of (x) 75,000 plus (y) the number of Shares subject to any Stock Option (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee and (B) the aggregate number of Shares subject to Stock Options granted to any individual newly hired employee does not exceed 2,000;

(c)           acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(d)           other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(e)           propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(f)            (i) incur or assume any long-term or short-term debt or issue any debt securities except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the

Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g)           except as may be required by Law or permitted under the Retention Bonus Plan or Section 5.1(b), enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent the Company or any of its Subsidiaries from (i) amending or settling certain employment arrangements that result in payments in amounts no more than $50,000 per arrangement or $250,000 in the aggregate, (ii) entering into employment agreements with non-executive officer international employees consistent with past practice, (iii) increasing annual compensation and/or providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries), (iv) amending and/or increasing the welfare benefits provided to the Company’s officers and employees employed in Canada (to the extent that such increases do not result in more than a two percent (2%) increase in the benefits expense to the Company with respect to such officers and employees) and/or (v) executing documentation with regard to awards of (x) restricted stock granted prior to the date hereof, in accordance with the 2003 Equity Compensation Plan and (y) restricted stock units and Performance Units granted prior to the date hereof, in accordance with the terms described in Section 5.1(g) of the Company Disclosure Schedule;

(h)           forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(i)            make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other plan, agreement, contract or arrangement of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans;

(j)            enter into, amend, or extend any Collective Bargaining Agreement;

(k)           acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions except either (i) pursuant to existing contracts or commitments, (ii) if such transaction or transactions individually have a fair market value of less than $200,000 or in the aggregate have a fair market value of less than $1,000,000 for property and assets acquired and $2,500,000 for property and assets disposed of (in each case excluding any amounts prepaid as of the date of this Agreement) or (iii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

(l)            except as may be required as a result of a change in Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(m)          (i) make or change any material Tax election (unless required by applicable Law), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (C) is in an amount less than $250,000 in the aggregate with all other such liabilities, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(n)           enter into a Company IP Agreement or amend any Company IP Agreement or grant any release or relinquishment of any rights under any Company IP Agreement;

(o)           (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

(p)           grant any exclusive rights with respect to any Company IP, divest any Company IP, except if such divestiture or divestures individually, or in the aggregate, have a fair market value of less than $1,000,000, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;

(q)           (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any contract or agreement other than in the ordinary course of business which would be reasonably likely to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually is in excess of $200,000 or in the aggregate are in excess of $1,000,000; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts or commitments; and provided, further that none of the foregoing shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(r)            settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims, liabilities or obligations (i) reflected or reserved against in full in the financial statements as at March 31, 2005 or incurred since March 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its

Subsidiaries following the Effective Time and is in an amount of less than $200,000 individually or $1,000,000 in the aggregate;

(s)           except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t)            except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholders Meeting; or

(u)           enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

Section 5.2             Company Stockholders Meeting; Proxy Statement.

(a)           The Company shall call a meeting of its stockholders (the “Company Stockholders Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Stockholder Approval, and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable.  Subject to Section 5.3, the board of directors of the Company shall use commercially reasonable efforts to obtain the Stockholder Approval.  In connection with such Company Stockholders Meeting, the Company shall promptly prepare and file with the SEC and mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto.

(b)           Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company all information regarding Parent and its Affiliates as may be required to be disclosed therein.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders Meeting.  If any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Parent and Merger Sub shall promptly advise the Company and cooperate with the Company in connection with the preparation of any materials required to be filed with the SEC in connection therewith.  The Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC.  In addition, the Company shall provide Parent, Merger Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Merger

Sub and their counsel prior to responding to such comments.  Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Company’s board of directors that the Company’s stockholders approve this Agreement and the Merger.

Section 5.3             No Solicitation.

(a)           From and after the date of this Agreement until the termination of this Agreement pursuant to Article VII, the Company shall not, and it shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal or (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or, to the knowledge of the Company, is seeking to make, an Acquisition Proposal.  Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.3(a) by any officer, director, employee, investment banker, attorney, agent or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by the Company.  Notwithstanding the foregoing, the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries to any Person or group, including furnishing nonpublic information pursuant to an executed confidentiality agreement, the terms of which are as least as restrictive as the terms contained in the Confidentiality Agreement, and may engage in discussions and negotiations with such Person or group concerning an acquisition only if:  (A) such Person or group has submitted an unsolicited bona fide Acquisition Proposal which the board of directors of the Company determines in good faith is, or is reasonably likely to result in, a Superior Proposal and (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of its fiduciary duties.

(b)           The Company shall promptly (and in any event within 24 hours) notify Parent of any Acquisition Proposal, any material modifications thereto or any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal or request.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request.  The Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within 24 hours) provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Acquisition Proposal or request.

(c)           The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company and any of its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, shall terminate any access of any such Third Party to any nonpublic information and shall request the return or destruction of any nonpublic information provided to any such Third Party in connection with any such activities, discussions or negotiations.

(d)           Except as set forth in this Section 5.3(d), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal.  Notwithstanding the foregoing, the board of directors of the Company shall be permitted to take the actions described in clause (i) of this Section 5.3(d) if (A) the Company has complied with this Section 5.3, (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, and (C) the Company has provided Parent prior written notice of its intent to take any such action at least three Business Days prior to taking such action.  No withdrawal or modification by the Company of the approval or recommendation of this Agreement or the transactions contemplated hereby or termination of this Agreement shall have any effect on the approvals of, and other actions referred to herein (collectively, the “Section 203 Approvals”) for the purpose causing Section 203 of the DGCL and similar restrictions under other applicable Laws and the Confidentiality Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby and thereby, which Section 203 Approvals are irrevocable.

(e)           Nothing contained in this Section 5.3 shall prohibit the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure or recommendation to the Company’s stockholders if, after consultation with outside counsel, the board of directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders.

Section 5.4             Access to Information.

(a)           From the date hereof to the Effective Time and subject to applicable Law, upon reasonable notice, the Company shall, and shall cause its officers, directors and employees to, (i) provide Parent and its authorized representatives with reasonable access during normal business hours to the facilities, properties, employees (including all accounting and finance personnel responsible for the preparation of the Company’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes), books and records of the Company and its Subsidiaries and use commercially reasonable efforts to cause the Company’s and its Subsidiaries’ consultants and independent public accountants, to provide access to their work papers and such other information as Parent may reasonably request, (ii) furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; and (iii) furnish promptly to Parent a copy of each report, schedule or other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities Laws.

(b)           Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure (i) is of Company Source Code or detailed design documents or (ii) would be in violation of applicable Laws or agreements.

(c)           Parent shall, and shall cause its Affiliates and each of their respective officers, directors, employees, financial advisors, counsel and agents to hold all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Amended Confidentiality Agreement entered into between the Company and Parent or an Affiliate of Parent, dated February 6, 2005 (the “Confidentiality Agreement”).

Section 5.5             Governmental Filings.  Each of Parent and the Company agrees to use its commercially reasonable efforts to (a) make any filings required or in Parent’s reasonable opinion advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws with respect to the transactions contemplated hereby as promptly as practicable, (b) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law and (c) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any Consents under the HSR Act and/or such foreign Law, as soon as practicable.

Section 5.6             Approvals and Consents.  The parties shall cooperate with each other and use their commercially reasonable efforts to obtain all necessary Consents, including, without limitation, (a) all necessary Consents of any Governmental Entity including those described in Section 5.5 and (b) all Consents described in Section 3.5(b), in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

Section 5.7             Employee Benefits.

(a)           Parent shall cause employees of the Company or its Subsidiaries who become employees of Parent and its Subsidiaries to be provided with compensation and employee benefits that are the same as the standard compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.  Each employee of the Company and its Subsidiaries that becomes eligible to participate in the United States employee compensation and benefit plans and employment policies of Parent (the “Parent Plans”) shall receive credit for prior service with the Company or any of its Subsidiaries under the Parent Plans only for the purposes of determining vacation accrual rate pursuant to Parent’s standard procedures, for purposes of eligibility to participate in, and vesting of benefits accrued under, Parent’s 401(k) Plan, and, to the extent required by applicable Law, for purposes of eligibility to participate in, and vesting of benefits accrued under, any employee compensation and benefit plans and employment policies of Parent.  Each such employee’s service for all other purposes shall be calculated based on the date of hire by Parent or one of its Subsidiaries; provided, however, that in the event that the employment of any such United States employee with Parent or one of its Subsidiaries is terminated prior to the first anniversary of the Closing Date, Parent shall cause such terminated employee to receive severance compensation and benefits that are no less favorable than those the terminated employee would have been entitled to under the Company’s severance benefits policy under the terms of such policy as in existence on the date hereof.  Parent and its Subsidiaries shall have the option to fulfill this obligation by providing a cash supplement to Parent’s or the Subsidiary’s standard severance programs.  Parent shall cause the Surviving Corporation to honor, to the extent administratively practicable, all unused paid time off days accrued by the United States employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries in accordance with the terms and conditions thereof and to pay each such employee in cash for any accrued and unused paid time off days that Parent determines are not administratively practicable to continue to honor.  In addition, with respect to United States employees of the Company and its Subsidiaries that become eligible to participate in the Parent Plans, Parent shall (i) waive all limitations as to preexisting and at-work conditions, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each such employee, except to the extent that such conditions, exclusions or waiting periods would apply under the Employee Plans absent any change in plan coverage and (ii) provide credit to each such employee for any co-payments and deductibles paid prior to any change in coverage in satisfying any applicable deductible or out-of-pocket requirements under the Parent Plans for the plan year in which the Closing Date occurs.

(b)           Prior to the Effective Time and subject to Parent’s review (but not its consent), the Company shall be entitled to amend (effective as of the Effective Time) the option agreements for each employee whose Current Options will be converted into Adjusted Stock Options in accordance with Section 2.11(a)(i) to provide that, if such employee’s employment is terminated by the Surviving Corporation, Parent or any other Subsidiary thereof without Cause (as defined in the Company’s 2003 Equity Incentive Plan) prior to the first anniversary of the Effective Time, each such Adjusted Stock Option held by such terminated employee immediately prior to such termination will fully vest and such employee will have the right to exercise each such Adjusted Stock Option after his or her termination date in accordance with the applicable provision for termination of employment under the Company’s 2003 Equity Incentive Plan.  Notwithstanding anything herein to the contrary, (x) any vesting acceleration provided pursuant to this Section 5.7(b) shall be in addition to (and not in lieu of) any severance or termination pay or benefits that would otherwise be provided to such terminated employee in respect of such termination of employment, (y) a employee’s employment shall not be considered to have been terminated by the Surviving Corporation if such employee becomes employed by Parent or another subsidiary of Parent and (z) no such amendment shall be made in respect of any employee with an employment agreement with the Company if the effect of such amendment would adversely affect such employee.

(c)           Nothing contained in this Section 5.7 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation or any of their Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever.

(d)           Effective as of no later than the day immediately preceding the Closing Date, but conditioned upon the subsequent occurrence of the Closing, the Company shall terminate or cause to be terminated any Employee Plan intended to include a Code Section 401(k) arrangement (each, a “Terminating Plan”), unless Parent provides written notice to the Company that any such Terminating Plan shall not be terminated.  Unless Parent provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date, but contingent upon the subsequent occurrence of the Closing) pursuant to resolutions of the board of directors of the Company or one of its ERISA Affiliates, as the case may be.  The form and substance of such resolutions shall be subject to the prior review and approval of Parent.  The Company also shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require.

(e)           With respect to matters described in this Section 5.7, the Company will use its commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to any employees of the Company or its Subsidiaries and the Company will not send any written notices or other written communication materials to any such employees without using commercially reasonable efforts to obtain the prior written consent of Parent.

Section 5.8             Public Announcements.  The Company, Merger Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.9             Indemnification; Insurance.

(a)           For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to comply with all obligations of the Company that were in existence or in effect as of the date hereof under Law, its certificate of incorporation, bylaws or any contract listed on Section 5.9 of the Company Disclosure Schedules, relating to the indemnification of any Person who is now or was at any time after August 18, 2003 or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries, or the beneficiary of any such contractual obligations (the “Indemnified Persons”).  Parent hereby unconditionally guarantees the payment and performance of the

Surviving Corporation’s obligations in this Section 5.9.  This Section 5.9 shall not limit or otherwise adversely affect any rights any Person may have under any agreement with the Company or any of its Subsidiaries, under the Company’s or any such Subsidiary’s certificate of incorporation, bylaws or other organization documents or otherwise under applicable Law.

(b)           For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Person who is now or was at any time after August 18, 2003 a director or officer of the Company or any of its Subsidiaries with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that in aggregate are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof (the “Current Policy Coverage”); provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 300% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 300% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 300% of the annual premium currently paid by the Company, the Surviving Corporation shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policy Coverage may so elect and shall be covered by the Current Policy Coverage so long as such former officer or director pays the portion of the premium for such policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.9.

(c)           If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10           Tax Election.  At the request of Parent and with the consent of the Company (such consent not to be unreasonably withheld), the Company shall deliver at the Closing such validly executed elections as Parent shall request it to make under Treasury regulation Section 301.7701-3(c) with respect to such Subsidiaries as Parent shall designate and effective as of the date immediately preceding the Closing Date; provided, however, that no such election shall form the basis, directly or indirectly, of any claim by Parent against the Company, including any claim relating to the breach of any representation, warranty or covenant in this Agreement.

Section 5.11           Obligations of Merger Sub; Voting of Company Common Stock.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.  Parent shall vote any Shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.12           Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) contesting any Legal Proceeding or Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable.  If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.13           Internal Control Over Financial Reporting.  The Company will use commercially reasonable efforts to determine the reasons for, and to correct material weaknesses in the Company’s internal controls over financial reporting identified in its internal testing described in Section 5.13 of the Company Disclosure Schedule.  The Company will advise Parent of the status of such internal testing upon Parent’s reasonable request therefor but no more frequently than once every month.  The Company shall not be deemed to be in breach of this Section 5.13 to the extent that such breach results from the failure of Parent to approve a capital expenditure requested by the Company pursuant to Section 5.1(q).

Section 5.14           Notification of Certain Matters.  Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1             Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver (to the extent permitted by applicable Law) of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)           No Injunctions or Restraints; Illegality.  No provision of any applicable Law or Order shall have been enacted, entered, promulgated or enforced by any

Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger.

(c)           Regulatory Approvals.  Any waiting period applicable to the Merger under the HSR Act or under applicable foreign antitrust, competition or merger control Laws with respect to such transaction shall have terminated or expired, and all consents of any Governmental Entity required to have been obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been obtained, provided that if at any time after December 31, 2005 any such consent shall not have been obtained, this condition shall be deemed satisfied unless the failure to obtain such consent would result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 6.2             Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) (disregarding for purposes of this Section 6.2(a), all qualifications relating to materiality or Parent Material Adverse Effect) except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

Section 6.3             Conditions to the Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.10(a) shall be true and correct in all respects, (ii) the representations and warranties of the Company contained in Sections 3.3 and 3.4 shall be true and correct in all but de minimis respects, and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding for purposes of this Section 6.3(a)(iii), all qualifications relating to materiality or Company Material Adverse Effect contained in any such representation and warranty or in any defined term used therein) shall be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent that such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), provided, however, that the condition set forth in Section 6.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be true and correct would not, individually or in the aggregate with all other such failures, have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

ARTICLE VII

TERMINATION

Section 7.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after obtaining the Stockholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if:

(i)            the Merger shall not have been consummated by March 31, 2006 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s material breach of this Agreement shall have been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii)           (A) there shall be any applicable United States Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Entity having competent jurisdiction shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action is or shall have become non-appealable; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(ii)(B) shall have used its commercially reasonable efforts to challenge such Order or other action; or

(c)           by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.3) or Parent, if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(d)           by the Company if:

(i)            prior to obtaining the Stockholder Approval, (A) the board of directors of the Company shall have determined to accept a Superior Proposal and the Company shall have complied with Section 5.3(d)(C) and (B) the board of directors of the Company, after taking into account any modifications to the terms of the Merger proposed by Parent and Merger Sub after receipt of the notice contemplated by Section 5.3(d)(C), continues to believe such other proposal constitutes a Superior Proposal and, after consultation with outside legal counsel to the Company, determines in good faith that failure to accept such other proposal would result in a breach of the fiduciary duty of the board of directors of the Company to the stockholders of the Company under applicable law; or

(ii)           Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in Sections 6.2(a) or (b) are not capable of being satisfied on or before the Outside Date;

(e)           by Parent if:

(i)            the Company shall have breached any of its obligations under Section 5.3;

(ii)           the board of directors of the Company shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, or taken any action or made any statement, in connection with the Company Stockholders Meeting, materially inconsistent with such approval or recommendation, (B) approved or recommended any Acquisition Proposal by a Third Party, or (C) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal by a Third Party; or

(iii)          The Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in Sections 6.3(a) or (b) are not capable of being satisfied on or before the Outside Date.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2             Effect of Termination.

(a)           In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party (or its Affiliates, directors, officers or stockholders) to the other parties hereto; provided that, if such termination shall result from the willful failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to perform in all material respects any of its covenants contained in this Agreement, such party shall be fully liable for any and all Liabilities incurred or suffered by the other party as a result of such failure.  The provisions of this Section 7.2, Section 5.4(c) and Article VIII shall survive any termination hereof pursuant to Section 7.1.

(b)           The Company shall pay, or cause to be paid, to Parent an amount equal to $11,687,500 (the “Termination Fee”):

(i)            if this Agreement is terminated by either party pursuant to Section 7.1(b)(i) without the Company Stockholders Meeting having been convened and (A) following the date hereof but prior to the Outside Date, an Acquisition Proposal by a Third Party shall have been publicly announced or disclosed to the Company, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(ii)           if this Agreement is terminated by either party pursuant to Section 7.1(c) and (A) following the date hereof but prior to the Company Stockholders Meeting an Acquisition Proposal has been publicly announced, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(iii)          if this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), concurrently with such termination;

(iv)          if this Agreement is terminated by Parent pursuant to Sections 7.1(e)(i) or (ii), within two Business Days after a demand for payment following such termination; or

(v)           if this Agreement is terminated by Parent pursuant to Section 7.1(e)(iii) based on a willful breach or failure by the Company and (A) following the date hereof an Acquisition Proposal by a Third Party has been publicly announced or disclosed to the Company and, (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction.

For purposes of this Section 7.2(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal, provided the reference to 25% shall be deemed to be a reference to 50%.

(c)           The Company acknowledges that Section 7.2(b) is an integral part of the transactions contemplated by this Agreement, and that Parent would not have entered into this Agreement without Section 7.2(b); accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.2(b) and, in order to obtain such payment, Parent commences a suit which results in a final, non-appealable judgment or ruling against the Company for the fee set forth in Section 7.2(b), the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent; provided, however, that in the event that such suit results in a final, non-appealable judgment or ruling against Parent, Parent shall pay to Company Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit.  The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to Section 7.2(b) whether or not the stockholders of the Company have approved this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Nonsurvival of Representations and Warranties.  The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement.  This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 8.2             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when delivered personally, (b) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, (c) on the third Business Day after being mailed by certified mail (postage prepaid, return receipt requested) or (d) on the next Business Day after deposit with a recognized overnight courier guaranteeing next Business Day delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent or Merger Sub:	Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
	Attention:	Ann Livermore
	Executive	Vice President
Technology Solutions Group
	Facsimile:	(650) 852-8322

with a copy (which shall not constitute notice) to:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
	Attention:	General Counsel
	Facsimile:	(650) 857-2012

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
	Attention:	Christopher E. Austin, Esq.
	Facsimile:	(212) 225-3999

if to the Company to:	Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
	Attention:	General Counsel
	Facsimile:	(858) 794-5057

with a copy to:	Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
	Attention:	Karen E. Bertero, Esq.
	Facsimile:	(213) 229-7520

Section 8.3             Expenses.  Except as otherwise provided herein, each of the parties hereto will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.4             Disclosure Generally.  Notwithstanding anything to the contrary in this Agreement, a matter set forth in one item of the Company Disclosure Schedule need not be set forth in any other item of the Company Disclosure Schedule so long as its relevance to the other sections or subsections of the Company Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule.  The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Parent Material Adverse Effect” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 8.5             Personal Liability.  This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Company or Buyer or any officer, director, employee, agent, representative or investor of any party hereto.

Section 8.6             Amendment.  This Agreement may be amended by action taken by Parent and by action taken by or on behalf of the respective boards of directors of Merger Sub and the Company at any time before the Effective Time; provided, however, that after the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting, no amendment shall be made which would reduce the amount or change the kind of consideration to be received in exchange for the Shares upon consummation of the Merger or effect any other change not permitted by Section 251(d) of the DGCL.  This Agreement may be amended only by an instrument in writing signed by the parties hereto.

Section 8.7             Extension; Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) subject to the proviso of Section 8.6, waive compliance by the other parties with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only against such party and only if set forth in an instrument, in writing, signed by such party.  The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial assertion of a right preclude any other or further assertion thereof or the exercise of any other right.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8             Binding Effect; Assignment.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article II and Section 5.9, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto and any attempted assignment in violation of this Section 8.8 shall be null and void and of no effect, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.9             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 8.10           Jurisdiction.  The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in (a) the courts of the Court of Chancery of Delaware or (b) the Federal courts of the United States of America located in the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any Legal Proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service or process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.  Each party waives any right to trial by jury with respect to any Legal Proceeding based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 8.11           Specific Performance.  The parties hereby acknowledge and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to equitable relief, including injunction or specific performance, as a remedy for any such breach.

Section 8.12           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.13           Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.14           Counterparts.  This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 8.15           Entire Agreement.  This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HEWLETT-PACKARD COMPANY

By:	/s/ Shane V. Robison
	Name:	Shane V. Robison
	Title:	Executive Vice President and
Chief Strategy and Technology
Officer

LAKE MERGER CORPORATION

By:	/s/ Charles N. Charnas
	Name:	Charles N. Charnas
	Title:	Treasurer and Assistant Secretary

PEREGRINE SYSTEMS, INC.

By:	/s/ John Mutch
	Name:	John Mutch
	Title:	President and Chief Executive Officer